Exhibit 99.3

FINANCIAL STATEMENTS

Zavante Therapeutics, Inc.

Six Months Ended June 30, 2018

Zavante Therapeutics, Inc.

Financial Statements

Six Months Ended June 30, 2018

Zavante Therapeutics, Inc.

Condensed Balance Sheets

	June 30,	December 31,
(in thousands, except per share data)	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,215	$17,963
Prepaid expenses	731	387
Total current assets	13,946	18,350
Property and equipment, net	33	38
Other assets	10	10
Total assets	$13,989	$18,398

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,093	$772
Accrued expenses	1,031	887
Accrued compensation	349	663
Notes payable	9,831	7,790
Total current liabilities	12,304	10,112

Warrant liability	214	212
Total liabilities	12,518	10,324

Convertible preferred stock:
Series A convertible preferred stock, $0.0001 par value; 36,100,000 shares authorized; 35,862,714 shares issued and outstanding at June 30, 2018 and December 31, 2017; liquidation preference of $48,415 as of June 30, 2018	48,010	48,010

Stockholders’ deficit:
Common stock, $0.0001 par value; 51,000,000 shares authorized, 7,805,210 shares issued and outstanding as of June 30, 2018 and December 31, 2017	1	1
Additional paid-in capital	634	462
Accumulated deficit	(47,174)	(40,399)
Total stockholders’ deficit	(46,539)	(39,936)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$13,989	$18,398

The accompanying notes form an integral part of these condensed financial statements.

Zavante Therapeutics, Inc.

Condensed Statements of Operations and Comprehensive Loss (unaudited)

	Six Months Ended June 30,
(in thousands)	2018	2017
Operating expenses:
Research and development	$4,533	$4,994
General and administrative	1,928	1,781
Total operating expenses	6,461	6,775
Other income (expense):
Change in fair value of warrant liability	(2)	1
Interest income	33	40
Interest expense	(345)	(30)
Net loss and comprehensive loss	$(6,775)	$(6,764)

The accompanying notes form an integral part of these condensed financial statements.

Zavante Therapeutics, Inc.

Condensed Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(in thousands)	2018	2017
Operating activities
Net loss	$(6,775)	$(6,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5	5
Amortization of debt issuance costs and debt discount	40	19
Change in fair value of warrant liabilities	2	(1)
Stock-based compensation	172	96
Changes in operating assets and liabilities:
Prepaid expenses and other	(344)	(434)
Accounts payable, accrued expenses and compensation	152	(3,950)
Net cash used in operating activities	(6,748)	(11,029)

Investing activities
Capital expenditures	—	—
Net cash used in investing activities	—	—

Financing activities
Proceeds from the issuance of notes payable	2,000	1,000
Net cash provided by financing activities	2,000	1,000

Net (decrease) increase in cash and cash equivalents	(4,748)	(10,029)
Cash and cash equivalents at beginning of year	17,963	25,647
Cash and cash equivalents at end of year	$13,215	$15,619

The accompanying notes form an integral part of these condensed financial statements.

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements

(unaudited, dollars in thousands, except per share amounts)

June 30, 2018

1.                                      Organization, Business Activities and Summary of Significant Account Policies

Zavante Therapeutics, Inc. (pre-merger, ZTI) was incorporated in Delaware in 2013. SG Pharmaceuticals, Inc. (SGP) was incorporated in Delaware in December 2014. SGP acquired all of the outstanding capital stock of ZTI from the former stockholders of ZTI (the Selling Stockholders) in May 2015, and merged with and into ZTI in June 2015, with ZTI as the surviving entity (post-merger, we, us, and ours). We are a clinical stage biopharmaceutical company engaged in the research and development of novel products that address serious unmet medical needs in the hospital. Our operations are based in San Diego, California.

Liquidity, Capital Resources, and Agreement and Plan of Merger

We have a limited operating history and the sales and income potential of our business and market are unproven. The accompanying condensed financial statements have been prepared on a going concern basis of accounting, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from any uncertainty related to our ability to continue as a going concern. We have incurred net operating losses and negative cash flows from operations since our inception and we expect to incur additional losses into the foreseeable future. As of June 30, 2018, we had an accumulated deficit of $47,200. To date, our sources of cash have been primarily from the sale of equity securities and debt financings.

On July 23, 2018, we entered into an Agreement and Plan of Merger (the Merger Agreement), with Nabriva Therapeutics plc (Nabriva Therapeutics). The transaction is discussed in further detail in Note 8 — “Subsequent Events” below.

Basis of Presentation

The accompanying interim condensed financial statements are unaudited. These unaudited interim condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (GAAP) and following the requirements of the United States Securities and Exchange Commission (SEC) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. In our opinion, the unaudited condensed interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our financial position and our results of operations and cash flows for periods presented. These condensed statements do not include all disclosures required by GAAP and should be read in conjunction with our financial statements and accompanying notes for the fiscal year ended December 31, 2017, contained in Nabriva Therapeutics’ Form 8-K filed on July 25, 2018. The results of the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period or any future year or period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience and other market-specific or other relevant assumptions that we believe our reasonable under the circumstances. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements if these results differ from historical experience, or other

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements (continued)

assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. In our condensed financial statements, estimates and assumptions relied upon are used for, but not limited to, the value of accrued clinical trial costs, measurement of fair value of equity instruments, and stock-based compensation expense. We evaluate our estimates and assumptions on the ongoing basis. Actual results could differ from those estimates under different assumptions or conditions.

Warrant Liability Accounting

We issued a warrant for the purchase of Series A preferred shares to the Lender in connection with the Loan and Security Agreement (see Note 6) and classified the warrant as a liability in accordance with authoritative guidance. We recorded the initial warrant liability at the fair market value as of the issuance date, with subsequent re-measurement as of each reporting period, using the Black-Scholes valuation model which includes a risk-free interest rate, expected term and volatility assumptions derived from comparable companies in the biotechnology industry whose share prices are publicly available for a sufficient period of time. The expected life of the warrant was calculated using the remaining life of the warrant. The risk-free rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the warrant being valued. Changes in fair value of the warrant liability are calculated at the end of each reporting period using the Black-Scholes pricing model and are recorded as other income (expense). We will continue to adjust the carrying value of the warrant for changes in the estimated fair value until the earlier of the modification, exercise or expiration of the warrant. At that time, the liabilities will be reclassified to additional paid-in capital, a component of stockholders’ deficit.

2.                                      Fair Value Measurements

The carrying values of our financial instruments such as cash and cash equivalents, prepaid expenses and other, accounts payable, and accrued expenses, and accrued compensation approximate their respective fair values because of the short-term nature of those financial instruments. Based on the borrowing rates currently available to us for loans with similar terms, we believe the carrying amounts of the term loan, approximate its fair value.  The preferred stock warrant liability is recorded at fair value.

The fair value of cash equivalents was determined based on Level 1 inputs utilizing quoted prices in active markets. The fair value of our preferred stock warrant liability was determined based on Level 3 inputs using a valuation model with significant unobservable inputs (see Note 6). The following tables present the assets and liabilities measured at fair value and classified by level according to the fair value measurement hierarchy:

	As of June 30, 2018
	Level 1	Level 2	Level 3	Total
Assets
Money Market Fund	$15,089	$—	$—	$15,089
Total Assets	$15,089	$—	$—	$15,089

Liabilities
Warrant to purchase Series A preferred stock	$—	$—	$214	$214
Total Liabilities	$—	$—	$214	$214

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements (continued)

	As of December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets
Money Market Fund	$17,673	$—	$—	$17,673
Total Assets	$17,673	$—	$—	$17,673

Liabilities
Warrant to purchase Series A preferred stock	$—	$—	$212	$212
Total Liabilities	$—	$—	$212	$212

The following table reconciles liabilities measured at fair value using significant unobservable events (Level 3) for the six months ended June 30, 2018:

Warrant Liability
Balance at December 31, 2017	$212
Additions	—
Payments made during period	—
Change in fair value	2
Balance at June 30, 2018	$214

3.                                      Stock Purchase Agreement and Merger

In May 2015, the Selling Stockholders entered into a Stock Purchase Agreement (SPA) with SGP, pursuant to which SGP acquired all of the outstanding capital stock of ZTI from the Selling Stockholders. As consideration for the acquisition, SGP paid $400 in cash and issued 1,420,000 shares of SGP common stock to the Selling Stockholders on a pro rata basis, both of which were expensed as purchased in-process research and development. In addition to the closing consideration, we (as successor to SGP) are obligated to make: (i) additional milestone payments totaling up to $30,500, which include (a) $1,500 paid in April 2016 upon the closing of the Series A preferred stock financing (see Note 6), which was expensed as purchase in-process research and development, (b) $3,000 payable upon the marketing approval by the U.S. Food and Drug Administration (FDA) with respect to any oral, intravenous or other form of fosfomycin (the Fosfomycin Products), and (c) $26,000 in milestone payments  upon the occurrence of various specified levels of net sales with respect to the Fosfomycin Products; and (b) single digit tiered royalties on net sales of our Fosfomycin Products. Our obligation to pay such royalties will be reduced by 50%, on a country-by-country basis, if and when a generic competitive product accounts for half of the market for such Fosfomycin Product in each country. Given the early-stage nature of ZTI, we accounted for the SPA as an asset acquisition.

In June 2015, SGP, as the sole shareholder of ZTI, merged into ZTI and we became the surviving company.

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements (continued)

4.                                      Balance Sheet Details

Prepaid Expenses and Other

Prepaid expenses and other consisted of the following:

	June 30, 2018	December 31, 2017

Prepaid study costs	$390	$—
Prepaid insurance	36	55
Prepaid rent	10	10
ERN reimbursable costs(1)	257	305
Other	38	17
Total prepaid expenses and other	$731	$387

(1)  We have entered into a development arrangement with ERN, see Note 7.

Accrued Liabilities

Accrued liabilities consisted of the following:

	June 30, 2018	December 31, 2017

Accrued outsourced research and development expenses	$619	$598
Accrued outside consultants’ fees	48	62
Unvested share liability	91	118
Accrued interest	45	32
Accrued other expenses	228	77
Total accrued liabilities	$1,031	$887

5.                                      DEBT

Loan and Security Agreement

In August 2016, we entered into a $10,000 term loan and security agreement (the Loan Agreement) with Square 1 Bank, a division of Pacific Western Bank (the Lender) to provide growth capital to us. As of June 30, 2018, $10,000 was outstanding and no additional funds were available. The credit facility bears interest based on the greater of 5% or Prime + 1.5% (6.5% as of June 30, 2018), payable monthly. The terms include an interest-only period through August 2018, followed by equal monthly payments of principal and interest over the remaining 24-month term. The loans are collateralized by substantially all of our assets, excluding intellectual property, which are subject to a negative pledge. On July 23, 2018, in connection with the Merger Transaction (see Note 8), we repaid the loan balance in full immediately prior to the closing.

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements (continued)

In April 2017, in connection with the initial funding under the Loan Agreement, we issued to the Lender a fully exercisable warrant to purchase 185,185 shares of our Series A preferred stock at an exercise price of $1.35 per share. The warrant expires on August 5, 2026. If the warrant has not been exercised prior to its expiration date, it will be deemed to automatically convert by “cashless” conversion. In the event we are acquired, the warrant will be exercisable or deemed automatically converted, which shall be determined based upon whether our successor assumes the obligations of the warrant.

Future maturities of long-term debt and interest payments and unamortized discount balances under the credit facility are as follows (in thousands):

	June 30, 2018	December 31, 2017
2018	$1,870	$1,737
2019	5,300	4,240
2020	3,534	2,827
Total minimum payments	10,704	8,804
Less amounts representing interest	(704)	(804)
Gross balance of outstanding debt	10,000	8,000
Less debt discount (1)	(141)	(175)
Less origination costs	(28)	(35)
Total carrying value	$9,831	$7,790

(1)         Represents the initial fair value of the warrant to purchase Series A preferred stock issued in connection with the Loan Agreement, net of amortization.

6.                                      Stockholders’ Deficit

Convertible Series A Preferred Stock

In March 2016, we completed a Series A convertible preferred stock (Series A preferred stock) financing, providing us with $35,000 in aggregate gross proceeds, net of $404 of issuance costs, from the issuance of 25,925,924 shares of Series A preferred stock at $1.35 per share. Included in the closing of the Series A preferred stock financing was the conversion of convertible notes payable and accrued interest of $10,732 for 9,936,790 shares of Series A preferred stock. Such notes converted at a 20% discount from the $1.35 Series A per share issuance price, which resulted in the recording of a $2,683 beneficial conversion feature noncash charge through additional paid-in capital and interest expense. In aggregate, 35,862,714 shares of Series A preferred stock were issued.

The Series A preferred stock have the following characteristics:

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements (continued)

Dividends

The holders of the Series A preferred stock are entitled to receive non-cumulative dividends at a rate of $0.108 per share per annum. Preferred stock dividends are payable, in preference and in priority to any dividends on common stock, when and if declared by our Board of Directors. As of June 30, 2018, our Board of Directors has not declared any dividends.

Liquidation

In the event of any liquidation, dissolution, or winding up of our operations, the holders of Series A preferred stock will be entitled to receive in preference to the holders of common stock, the amount of $1.35 per share, plus declared and unpaid dividends, if any. Thereafter, any or our remaining assets will be distributed ratably among the holders of the common stock and preferred stock, with the preferred stock limited to $4.05 per share, based upon the number of shares of common stock held by each stockholder, treating each share of preferred stock as if it were converted into shares of common stock at the then-applicable conversion rate.

If the assets and funds available to be distributed among the holders of the Series A preferred stock shall be insufficient to permit the payment of $1.35 per share, then the entire assets and funds legally available for distribution to such holders shall be distributed ratably based on the total Series A preferred stock holdings of each such holder.

Conversion and Voting

The shares of Series A preferred stock are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain antidilutive adjustments. Each share of Series A preferred stock is automatically converted into common stock immediately upon the earlier of: (i) the sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is at least $4.05 per share (as adjusted), and the gross cash proceeds are at least $40,000, or (ii) the date specified by written consent or agreement of the holders of not less than 50% of the then outstanding shares of preferred stock.

The holders of Series A preferred stock are entitled to one vote for each share of common stock into which such Series A preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock. Also, the Series A preferred stockholders have been granted certain rights with regard to the election of members of our Board of Directors and various other corporate actions.

2015 Equity Incentive Plan

In August 2015, we adopted the Zavante Therapeutics, Inc. 2015 Equity Incentive Plan (the 2015 Plan). As amended in March 2016, the 2015 Plan provides for the issuance of incentive stock options to our employees and nonstatutory stock options and restricted stock awards, in the form of a restricted stock bonus or a restricted stock purchase right, to our employees, directors, and consultants. As of June 30, 2018, we had 5,534,750 shares available for issuance under the 2015 Plan.

The following table summarizes stock option activity for the six months ended June 30, 2018:

	Number of Stock Options	Weighted Average Exercise Price
Outstanding as of December 31, 2017	2,784,010	$0.26
Options granted	1,190,000	$0.26
Options exercised	—	$0.00
Options forfeited/cancelled	—	$0.00
Outstanding as of June 30, 2018	3,974,010	$0.26

Vested and exercisable as of June 30, 2018	2,491,014	$0.26
Vested and expected to vest as of June 30, 2018	3,974,010	$0.26

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements (continued)

Common Shares Reserved for Future Issuance

Our common stock reserved for future issuance consists of the following as of June 30, 2018:

Conversion of Series A preferred stock	35,862,714
Warrants for Series A preferred stock	185,185
Stock options issued and outstanding	3,974,010
Authorized for future option grants	55,530
40,077,439

7.                                      COMMITMENTS AND CONTINGENCIES

Corporate Office Lease Obligation

Effective as of June 2016, we signed a non-cancellable three-year operating lease for our corporate office facility. The lease provides for the aggregate minimum lease payments totaling $341, and provides us an option to extend the lease at the end of the original term for a three-year period. Rent expense for the six months ended June 30, 2018 and 2017 was $57. We paid the landlord a security deposit of $10, which is included in other assets in the condensed balance sheet as of June 30, 2018.

As of June 30, 2018, the future minimum rent payments under the operating lease are as follows:

Periods ending December 31,
2018	$57
2019	64
Total	$121

Manufacturing and Supply Agreements

In 2014, we entered into: (i) a Pharmaceutical Manufacturing and Exclusive Supply Agreement with Laboratorios ERN, S.A. (ERN) for the exclusive supply of fosfomycin disodium and succinic acid injection for intravenous use filled, finished and packaged into containers for use by end users (Product) for sale in the United States, and (ii) a Three-Way Agreement with ERN and Ercros, S.A. (Ercros) for the supply of technical documentation, expertise and know-how in connection with the submission of a new drug application or an abbreviated new drug application, as applicable (collectively, NDA), for the Product. In 2016, we concurrently entered into: (i) an Amended and Restated Three-Way Agreement with ERN and Ercros, (ii) an Amended and Restated Pharmaceutical Manufacturing and Exclusive Supply

Zavante Therapeutics, Inc.

Notes to Condensed Financial Statements (continued)

Agreement (ERN Agreement), both of which allowed for removing the responsibility for ERN to provide commercial Product and allow us to take direct responsibility for the manufacture and supply of commercial Product with separate third-party manufacturers, and (iii) an exclusive supply agreement with Ercros for the supply of a blend of fosfomycin disodium and succinic acid at a fixed price for the first five (5) years under the agreement. Each of the agreements provide for an initial term of 10 years with automatic renewals of two (2) years for successive terms.

The ERN Agreement, as amended further through December 20, 2017, provides that: (i) ERN has development responsibilities with financial obligations not to exceed $1,000, which was met during the six months ending June 30, 2018, (ii) a milestone payment of $100 to ERN triggered upon our first commercial sale, (iii) a quarterly payment to ERN for each vial sold, payable in arrears, and (iv) an indemnification payment to ERN under certain circumstances as outlined therein.

In connection with ERN’s development responsibilities, as of June 30, 2018, we have incurred reimbursable costs of $257 which are included in prepaid expenses and other. All of such reimbursable costs were collected in July 2018.

In July 2016 and April 2017, we entered into separate manufacturing and supply agreements with Antibioticos do Brasil Ltda (ABL) and Fisiopharma S.r.l (Fisiopharma), respectively, under which each party has agreed to validate and supply fosfomycin disodium for intravenous injection in bulk drug vials (the Bulk Drug Vials) to us. Each agreement has an initial term of ten years with automatic renewals of one (1) year for successive terms thereafter. To the extent that both suppliers are in compliance with governing regulatory requirements for manufacturers at the time we commence the sale of our product, then we will be obligated to purchase half of our future commercial requirements of Bulk Drug Vials for the United States from each party. In connection with such agreements, we have engaged in certain technology transfer activities. There were no significant commitments outstanding under the ABL or Fisiopharma agreements as of June 30, 2018.

8.                   SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the condensed financial statement date, but before the condensed financial statements are issued. We recognize in the accompanying condensed financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the audit report, including the estimates inherent in the process of preparing the condensed financial statements. Our condensed financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date, but arose after the condensed financial statement date and before the condensed financial statements are issued.

We evaluated the subsequent events through July 24, 2018, the date on which these condensed financial statements were available to be issued.

Merger with Nabriva Therapeutics

In July 2018, we were acquired by Nabriva Therapeutics for: (i) upfront consideration of approximately 8.2 million of Nabriva Therapeutics’ ordinary shares (which includes an indemnity holdback), and (ii) potential future milestone payments up to $97.5 million in contingent consideration, of which $25.0 million would become payable upon the first approval of an NDA from the FDA for fosfomycin for injection for any indication and an aggregate of up to $72.5 million would become payable upon the achievement of specified sales milestones.

Immediately prior to or contemporaneous with the closing of the acquisition, the following occurred: (i) we repaid the loan balance under the Loan Agreement in full prior to the closing, (ii) the unvested restricted common shares or stock options outstanding were accelerated and immediately vested upon the closing of the transaction, and (iii) certain transaction expenses incurred in connection with the acquisition were assumed by Nabriva Therapeutics.